***Trimax Consulting, Inc.***
**319 South Robertson Blvd**
**Beverly Hills,Ca.90211**

To The Board of Directors of Trimax Consulting

This letter will serve as notice to the Board of directors that effective immediately I am resigning my position as a Office and Director of the company. i want to thank you for the opportunity of working with you

Oeshadebie Toelararam Waterford CEO

Date 3-16-2017